PURCHASE AND SALE AGREEMENT

THIS AGREEMENT MADE this 16th of September, 2009.

BETWEEN:

PARK PLACE ENERGY INC., a body corporate with an office in the City of Vancouver, in the Province of British Columbia (hereinafter referred to as the "Vendor")

- and -

NOVUS ENERGY INC., a body corporate with an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Purchaser")

WHEREAS the Vendor desires to sell and convey the Assets to the Purchaser and the Purchaser desires to purchase and receive the Assets from the Vendor;

NOW THEREFORE in consideration of the premises hereto and of the covenants, warranties, representations, agreements and payments herein set forth and provided for, the parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 In this Agreement (including the preamble hereto, this clause and each Schedule) the words and phrases set forth below shall have the meaning ascribed thereto below, namely:

a. "Agreement" means the main body of this Agreement together with all Schedules and attachments hereto;

b. "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

c. "Closing" means exchange of documents by the Vendor and the Purchaser for the transfer of the Assets and the payment by the Purchaser to the Vendor of the purchase consideration therefore and the completion of all matters incidental thereto;

d. "Closing Date" means 10 a.m., Calgary time, at the offices of the Vendor, on the 30th of October, 2009, or such other date or time as is mutually agreed between the parties;

e. "Effective Date" means 12:01 a.m., Calgary Time, on the 1st day of September, 2009;

f. "Facilities" means all of the facilities used or useful in the production, processing, transmission or treatment of Petroleum Substances, including, without limitation, pipelines, flow lines, gathering systems, batteries, and plants, (including, but not limited to those Facilities set forth and described in Schedule "B");

g. "Lands" means the lands set forth and described in Schedule "A" and includes the Petroleum Substances within, upon or under such lands, together with the right to explore for and recover same insofar as such are granted by the Leases to such lands;

h. "Leases" means collectively the leases, reservations, permits, licenses or other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances underlying all or any part of the Lands set forth and described in Schedule "A";

i. "Miscellaneous Interests" means the interest of the Vendor in and to all property, assets and rights, other than Petroleum and Natural Gas Rights and Tangibles, pertaining to the Petroleum and Natural Gas Rights, the Lands, the Leases or the Tangibles and to which the Vendor is entitled at the Effective Date including, but not in limitation of the generality of the foregoing, the entire interest of the Vendor in:

i. all contracts, agreements, documents, production sales contracts, books and records and all production and engineering information and reports in the possession of the Vendor, relating to the Petroleum and Natural Gas Rights, the Lands or any lands with which the Lands have been pooled or unitized, or the Tangibles and any and all rights in relation thereto, excluding any and all seismic information and data;

ii. all subsisting rights to enter upon, use and occupy the surface of any of the Lands or any lands with which the same have been pooled or unitized or on any land on which the Tangibles are situated;

    any right, estate or interest in or to any asset which relates to but does not comprise part of the Petroleum and Natural Gas Rights or the Tangibles; and

    any and all seismic data, information and trading rights which is proprietary to the Vendor and which crosses or partially crosses the Lands; and

iv. the Wells.

Unless otherwise agreed in writing by the parties, however, the Miscellaneous Interests shall not include agreements, documents or data to the extent that:

i. they pertain to the Vendor's proprietary technology or interpretation;

ii. they are owned or licensed by third parties with restrictions on their deliverability or disclosure by the Vendor to any assignee which is not an affiliate of the Vendor; or

iii. they are referred to specifically as exclusions in Schedule "A";

j. "Permitted Encumbrances" means:

i. easements, rights of way, servitude or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitude for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

ii. the right reserved to or vested in any government or other public authority by the term of any lease or by any statutory provision, to terminate any of the Leases or to require annual or other periodic payments as a condition of the continuance thereof;

iii. the right to levy taxes on Petroleum Substances or the income or revenue therefrom and governmental requirements as to production rates on the operations of any of the Assets or otherwise affecting the value of the Assets;

iv. Production Contracts that are terminable in 30 days or less, or are set forth and described on Schedule " B";

v. the terms and conditions of the Leases or any operating agreements pertaining to the Petroleum and Natural Gas Rights;

vi. rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority;

vii. undetermined or inchoate liens incurred or created as security in favour of the person conducting the operation of any of the Assets of the Vendor's proportion of the costs and expenses of such operations;

viii. the reservations, limitation, provisos and conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title;

ix. agreements and plans relating to pooling or unitization;

x. provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations;

    liens granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations conducted with respect to the Assets;

    mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due;

xiii. all royalty burdens, liens, adverse claims and encumbrances listed on Schedule "A" hereto; and

xiv. trust obligations incurred in the ordinary course of business.

k. "Petroleum and Natural Gas Rights" means the interest of the Vendor set forth in Schedule "A" in and to the Lands or any lands pooled or unitized therewith and in and to any royalty rights in the Lands, and insofar as they pertain to the Lands, the Leases and as encumbered by the encumbrances described in Schedule "A";

    "Petroleum Substances" means petroleum, natural gas and related hydrocarbons and all substances associated therewith or any of them, the right to explore for or an interest in which is granted by the Leases;

    "Prime Rate" means the annual rate of interest in effect, at the Effective Date as announced at the main branch of the National Bank of Canada, in Calgary, Alberta as a reference rate for determining interest rates on Canadian dollar commercial loans made in Canada to its most credit worthy customers;

n. "Production Contracts" means contracts for the sale or transportation of Petroleum Substances comprising part of the Assets;

o. "Tangibles" means the interest of the Vendor in and to all tangible depreciable property, assets situated in, on or about the Lands, appurtenant thereto or used in connection therewith or with production, processing, transmission or treatment of Petroleum Substances or operations thereon or relative thereto or appurtenant to or used in connection with all producing or shut-in wells located in the Lands or lands with which the Lands have been pooled or unitized, including the Facilities; and

p. "Wells" means all wells for the purpose of production of Petroleum Substances, the injection of water, or which are shut-in, suspended, abandoned, watersource or otherwise, situated on the Lands or on lands with which the Lands have pooled or unitized, including but not limited to those referred to in Schedule "A", and all casing in such wells.

1.2 Appended hereto are the following Schedules:

a. Schedule "A" - Description of Lands, Leases, Wells and the Vendor's Interests therein and the permitted encumbrances applicable thereto; and

b. Schedule "B" - Contracts for the sale or transportation of Petroleum Substances and Facilities and the Vendor's Interests therein

c. Schedule "C" - Listing of Vendor Creditors and amounts owed by Vendor

The Schedules hereto are incorporated into and as part of this Agreement by this reference as fully as though contained in the body of this Agreement.

1.3 The headings of clauses and subclauses herein are inserted for convenience of reference only and shall not affect or be considered to affect the construction of the provisions hereof.

    If Closing does not occur, each provision of this Agreement which presumes the Purchaser has acquired the Assets shall be construed as having been contingent upon Closing having occurred.

    If the Assets to which this Agreement pertains do not include both Petroleum and Natural Gas Rights and Tangibles, the provisions of this Agreement will be interpreted in the context of either the Petroleum and Natural Gas Rights or Tangibles, as the case may be, and the applicable Miscellaneous Interests.

    The knowledge or awareness of the Vendor consists of the actual knowledge or awareness of its current officers and employees who are primarily responsible for the matter in question in the course of their normal duties. Knowledge and awareness does not include the knowledge of any third party or constructive knowledge. The Vendor does not have any obligation to make inquiry of third parties or the files or records of any third party or public authority in connection with representations and warranties that are made to its knowledge, information and belief.

ARTICLE 2
SALE OF ASSETS

2.1 The Vendor does hereby agree to sell, assign, transfer, convey and set over unto the Purchaser, its entire right, title, estate and interest in and to the Assets on the terms and conditions set forth in this Agreement, and the Purchaser hereby agrees to purchase and accepts directly from the Vendor the Assets, to have and to hold the same together with all benefits and advantages to be derived therefrom, absolutely, subject to the terms and conditions of this Agreement, of the Leases and any other agreements relating thereto.

2.2 The purchase price to be paid by the Purchaser for the Assets shall be, subject to adjustment as herein provided for, the sum of Four Hundred and Fifty Seven Thousand Two Hundred and Ninety Five and Fourteen One Hundredths Dollars ($457,295.14), which sum shall be paid by the Purchaser to the various creditors of the Vendor as listed below, at Closing:
Creditor	Payable Amount	Payable Description
I. Terra Energy Ltd.	$318,856.53	Various Joint Interest billing amounts as per Schedule "C"
II. Terra Energy Ltd.	$ 45,000.00	Estimated Terra Unbilled Transportation billing amounts March 1, 2009 to August 31, 2009
III. Novus Energy Ltd.	$ 25,000.00	Eight Mile Option Well Seismic purchase cash call
IV. B.C. Government	$68,438.61	Estimated outstanding BC Crown royalties to August 31, 2009
Total indebtedness: $457, 295.14

2.3 a. The purchase price is exclusive of the Goods and Services Tax ("GST") imposed by Part IX of the Excise Tax Act (Canada). The vendor and purchaser will make a joint election under section 167 of the Excise Tax Act so that GST will not be payable on the transfer of the assets. The parties will both execute the relevant GST form for closing to effect that election.

The respective GST registration numbers for each of the parties are as follows:

Vendor: 85187 6722 RT0001

Purchaser: 88842 2425 RT0001

b. The purchase price payable by the Purchaser to the Vendor pursuant to Clause 2.2 shall be allocated amongst the Assets as follows:
i.	to Tangibles	$ 91,459.03
ii.	to Miscellaneous Interests	$ 1.00
iii.	to Petroleum and Natural Gas Rights	$ 365,835.11
SUBTOTAL $
GST DUE $ 0.00
TOTAL DUE $ 457,295.14

ARTICLE 3
TRANSFER OF OWNERSHIP

3.1 Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of the Assets shall pass from the Vendor to the Purchaser at the Closing Date.

3.2 Adjustments of all benefits and obligations of every kind and nature in respect of the Assets shall be apportioned between the Vendor and the Purchaser as of the Effective Date, in accordance with Article 14.

ARTICLE 4
RIGHTS OF FIRST REFUSAL

4.1 If a portion of the Assets is subject to a preferential right of purchase or similar restriction ("Right of First Refusal"), as a result of this Agreement, the Vendor will identify all notices required under the Right of First Refusal and provide a copy of each notice to the Purchaser. The Purchaser will promptly supply to the Vendor the value allocated by the Purchaser for this purpose on all Assets for which the Vendor is required to give notice pursuant to this section. The Vendor shall forthwith serve the Right of First Refusal notices with a copy of each notice to the Purchaser. The Purchaser shall be liable for and in addition indemnify the Vendor from all losses that the Vendor suffers as a result of using the values allocated by the Purchaser. Each notice will include a request for a waiver of the Right of First Refusal and for the granting of any consent. The Purchaser may not waive the existence or operation of the Right of First Refusal. If the holder of the Right of First Refusal relating to any part of the Assets exercises its right, the part of the Assets affected will be excluded from the purchase and sale herein.

4.2 If a portion of the Assets are excluded from this transaction pursuant to this Article:

    the definitions of Lands, Tangibles, Petroleum and Natural Gas Rights, Miscellaneous Interests, Leases and Facilities shall be deemed to be amended to exclude the portions of the Assets excluded from this transaction; and

    the purchase price shall be reduced by the value of the excluded portion of the Assets.

ARTICLE 5
DUE DILIGENCE AND TITLE DEFECTS

5.1 The Vendor shall allow the Purchaser and its employees, agents, legal counsel, accountants or other representatives, between the date of execution of this Agreement and the Closing Date, to have access during normal business hours of the Vendor at the Vendor's offices and at the location of the Assets in order to inspect:

a.      documents of title, material correspondence and other documents which the Vendor is legally permitted to disclose relating to the Vendor's title to the Assets, including any and all documents that comprise the Miscellaneous Interest; and

b.      the Lands and the Tangibles and any documents in the Vendor's possession pertaining to the environmental condition of the Tangibles.

to enable the Purchaser to carry out its due diligence, subject always to contractual restrictions imposed upon the Vendor relating to disclosure. Provided Closing occurs, the Vendor shall deliver the information referred to in Clause 5.1(a) to Purchaser at the Closing Date.

5.2 The Purchaser may undertake a title review of the Assets. As soon as possible after completion of its title review and, in any event, no later than seven (7) business days prior to the Closing Date, the Purchaser shall give the Vendor written notices of all defects and omissions which, in the reasonable opinion of the Purchaser, materially and adversely affect the title of the Vendor to the Assets and which the Purchaser does not waive (all of which are referred to as "Title Defects"). Title Defects do not include the Permitted Encumbrances unless the Purchaser is of the opinion that the royalty burdens or other encumbrances listed in Schedule "A" under the heading "Encumbrances", are incorrectly described. Such notice shall include a description of each Title Defect and the interest affected thereby and to the extent reasonably possible, the Purchaser's requirements for the rectification or curing thereof. Failure to include any Title Defects in a written notice when required, shall be deemed to be a waiver of the Title Defects.

5.3 Prior to the Closing Date, the Vendor shall make reasonable efforts to cure or remove all Title Defects of which the Purchaser has notified the Vendor.

5.4 If any Title Defects are not cured or removed at or before three (3) business days prior to the Closing Date, the Purchaser may elect, in writing, on or before two (2) business days prior to the Closing Date to:

    waive the uncured Title Defects and proceed with Closing; or

b. if the value attributed to the Assets which are affected by the Title Defects and are not waived by the Purchaser is greater or equal to twenty-five percent (25%) of the purchase price, then the Purchaser may elect to terminate this Agreement in its entirety. In such event, neither Vendor nor Purchaser shall have any further obligation or liability to the other.

Failure by the Purchaser to give written notice of its election hereunder shall be deemed conclusively to be an election to waive all Title Defects.

5.5 If it is necessary to determine the value of any particular portion of the Assets for the purposes of Clause 5.4(b), the parties shall determine a value they can agree upon, acting reasonably. Failing such agreement, then within three (3) business days of notice being given by one party to the other, the value shall be determined pursuant to Article 16.

ARTICLE 6
CLOSING CONDITIONS

6.1 Vendor's Closing Conditions

The obligation of the Vendor to complete the sale of the Assets pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

a. all representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects at and as of the Effective Date and Closing Date and the Purchaser shall perform and satisfy all obligations required by this Agreement to be performed and satisfied by the Purchaser at or prior to the Closing Date;

b. the Purchaser shall tender to the Vendor in the form stipulated herein and the total consideration payable to the Vendor pursuant hereto at the Closing Date;

c. the Vendor shall be reasonably satisfied that the applicable governing authority will not object to the transfer of any well/facility licenses from the Vendor to the Purchaser;

d. all instruments and documents required to carry out the terms of this Agreement and to consummate the transactions contemplated herein will be executed and delivered by the Purchaser; and

e. no Rights of First Refusal relating to the Assets shall remain in effect as of the Closing Date, either having been exercised by the holder thereof or having been waived by the holder thereof or having expired prior to the Closing Date, after proper notice being given.

6.2 Benefit and Waiver

The conditions precedent in Clause 6.1 are for the sole benefit of the Vendor. If the conditions are not met at or prior to the Closing Date, the Vendor may terminate this Agreement by notice in writing to the Purchaser and the Vendor will be released from all obligations to the Purchaser. Any condition may be waived in whole or in part by the Vendor without prejudice to its right to terminate this Agreement for the breach of any other condition.

6.3 Purchaser's Closing Conditions

The obligation of the Purchaser to complete the purchase of the Assets pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

a. all representations and warranties of the Vendor contained in this Agreement shall be true in all material respects at and as of the Effective Date and the Closing Date and the Vendor shall perform and satisfy all obligations required by this Agreement to be performed and satisfied by the Vendor at or prior to the Closing Date;

b. the Purchaser shall be satisfied as to the Vendor's title to the Assets and as to title to be received by the Purchaser upon completion of the transaction contemplated herein and have the right to terminate this Agreement pursuant to Article 5;

c. no substantial physical damage to or alteration in or to the Assets, except as shall have in writing been approved or accepted by the Purchaser, shall have occurred between the date hereof and the Closing Date which would materially and adversely affect the aggregate value of the Assets, provided that a decrease in the price of any Petroleum Substances or decreases in production of Petroleum Substances in the ordinary course of business shall not be considered a material change for the purposes of this Subclause.

d. the Vendor shall tender to the Purchaser documents satisfying the requirements of Clause 9.1 hereof;

    no Rights of First Refusal relating to the Assets shall remain in effect as of the Closing Date, either having been exercised by the holder thereof or having been waived by the holder thereof or having expired prior to the Closing Date, after proper notice being given; and

    The Purchaser and its advisors shall have had physical access to the Assets in order to conduct an environmental review and/or audit of the Assets and be satisfied acting reasonably that the results of such review or audit are not inconsistent with the representations of the Vendor.

6.4 Benefit of Waiver

The conditions precedent set forth in Clause 6.3 are for the sole benefit of the Purchaser. If the conditions are not met at or prior to the Closing Date, the Purchaser may terminate this Agreement by notice in writing to the Vendor and the Purchaser will be released from all obligations to the Vendor, except those specified in Article 8. Any condition may be waived in whole or in part by the Purchaser without prejudice to its right to terminate this Agreement for the breach of any other condition.

ARTICLE 7
MAINTENANCE OF ASSETS

7.1 From the Effective Date until the Closing Date, to the extent the nature of Vendor's interest permits and subject always to all terms and conditions of the documents of title, the Vendor:

a. shall use reasonable efforts to see that the Assets are maintained and operated in a prudent manner, will maintain any insurance now in force with respect to the Assets, will pay or cause to be paid all costs and expenses incurred in connection therewith in a timely fashion, will use reasonable efforts to keep the Leases in full force and effect and will use reasonable efforts to perform and comply with all of the covenants and conditions contained in the Leases and any material contracts; and

b. shall not, without the prior written consent of the Purchaser:

(i)      voluntarily assume or initiate any obligation, or make any commitment with respect to the Assets, the Vendor's share of which with respect to any single item is estimated to exceed Twenty-Five Thousand Dollars ($25,000.00) or with respect to any project or proposal, if the Vendor's share of the cost of the project or proposal is estimated to exceed Twenty-Five Thousand Dollars ($25,000.00);

(ii)     surrender or abandon any of the Assets;

(iii)      amend any document of title or enter into any new agreement of a material nature, respecting the Assets;

(iv)      sell any of the Assets, except sales of the production of Petroleum Substances in the ordinary course of business;

(v)      except for Permitted Encumbrances, encumber any of the Assets; or

(vi)      exercise any Rights of First Refusal or area of mutual interest option arising out of the Assets.

except the Vendor may without the prior written consent of the Purchaser exceed the guidelines set forth in Clause 7.1(b)(i), if reasonably required to protect life or property in an emergency situation, to comply with laws or to preserve the value of the Assets if in accordance with generally accepted oil and gas practices, in which case, the Vendor shall promptly notify Purchaser of such action and the estimated cost thereof.

  From the Effective Date until the Closing Date, the Vendor shall be deemed to be the agent of the Purchaser and the Purchaser ratifies all actions taken or lack of action taken by the Vendor in connection with the Assets on behalf of the Purchaser in accordance with the terms and provisions of this Agreement other than those actions for which the Vendor has been grossly negligent or where the Vendor is guilty of willful misconduct or which constitutes a breach of this Agreement. Any act or omission of the Vendor, its directors, agents or employees, shall not be considered gross negligence or willful misconduct if done or omitted in accordance with the instructions or written concurrence of the Purchaser.

ARTICLE 8
CONFIDENTIALITY OF PURCHASER

8.1 Until the Closing Date, or in the event of termination of this Agreement without consummation of the transactions contemplated herein, the Purchaser shall keep confidential all information respecting the Assets obtained from the Vendor. Such confidential information respecting the Assets shall be used only for the purposes of this acquisition and disclosed only to those of its employees, agents, legal counsel, accountants or other representatives on a "need to know" basis. Any information obtained as a result of such access which does not relate to the Assets shall continue to be treated as confidential and shall not be used by the Purchaser without the prior written consent of the Vendor. The restrictions on disclosure and use of information obtained in connection with this Agreement shall not apply to information, to the extent it:

a.      is or becomes publicly available through no act or omission of the Purchaser or its employees, agents, consultants, advisors or other representatives;

b.      is subsequently obtained lawfully from a third party who, after reasonable inquiry, the Purchaser does not know is bound to the Vendor to restrict the use or disclosure of such information;

c.      is already in the Purchaser's possession at the time of disclosure, without any restriction on its disclosure; or

d.      is required to be disclosed pursuant to applicable legislation, regulations or rules or by the direction of any court, tribunal or administrative body having jurisdiction.

Specific items of information shall not be considered to be in the public domain merely because more general information respecting the Assets is in the public domain.

8.2 If the Purchaser employs consultants, advisors or agents to assist in its review of the items listed in Clause 5.1, the Purchaser shall be responsible to the Vendor for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of the information set forth in Clause 5.1 and the Purchaser shall be liable to the Vendor for all damages, costs or expenses the Vendor may suffer or incur as a result of any unauthorized use or disclosure of such confidential information in contravention of this Clause 8.2 by such representatives of the Purchaser.

8.3 If Closing does not occur and this Agreement is terminated, then all documents, working papers and other written material obtained from the Vendor in connection with this Agreement shall be returned to the Vendor forthwith. No copies of such information are to be retained by the Purchaser.

ARTICLE 9
CLOSING AND CONVEYANCE DOCUMENTS

9.1 At Closing, the Vendor shall deliver to the Purchaser such transfers, assignments, conveyances, novations and other documents with respect to the Assets as may be reasonably required by the Purchaser. Prior and subsequent to the Closing Date, the Vendor shall cooperate with the Purchaser to secure execution of such documents by the parties thereto other than the Vendor and the Purchaser as required.

9.2 After Closing, the Purchaser shall be responsible for promptly:

a.      registering all such conveyance documents relating to the Assets, except as set forth in Clause 9.4;

b.      obtaining such novations from or giving notice to third parties with respect to the documents of title; and

c.      providing written evidence to the Vendor of the execution of such novations by third parties thereto or written evidence of the forwarding of notice to third parties where novations are not required.

9.3 All documents executed by the parties and delivered pursuant to the provisions of this Article or otherwise pursuant to this Agreement, are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict.

9.4 The Vendor shall submit for Purchaser's acceptance, electronic transfer registrations for all crown and well/facility licenses or pipeline license transfers and change of well name applications and provide the Purchaser with written evidence of confirmation of such registration.

ARTICLE 10
VENDOR'S REPRESENTATIONS

10.1 The Vendor hereby represents, warrants and covenants to and with the Purchaser that:

a. the Vendor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and the laws of those jurisdictions in which the Vendor is required to be registered;

b. the Vendor has all requisite power and authority to enter into this Agreement and to perform the Vendor's obligations under this Agreement;

c. the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any agreement or instrument to which the Vendor is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Vendor or of the constating documents or bylaws of the Vendor;

d. this Agreement has been duly executed and delivered by the Vendor and all documents required hereunder to be executed and delivered by the Vendor shall have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their respective terms;

e. the Vendor has not incurred any obligation or liability contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Purchaser shall have any obligation or liability;

f. the Vendor does not warrant title to the Assets but does represent and warrant that it has done no act or thing, nor is aware of any act or thing having been done, whereby any of its interest in and to the Assets may be reduced, cancelled or determined, nor has it encumbered or alienated the Assets or any interest therein except for Permitted Encumbrances, and that the Assets are free and clear of all liens, encumbrances, adverse claims, demands and royalties created by, through or under the Vendor, except as expressly set forth in Schedule "A" and Permitted Encumbrances;

g. to the best of the Vendor's knowledge, information and belief, the Vendor has not done any act nor omitted to do anything whereby the Vendor is, or would be, in default under the terms of any applicable governmental rules or regulations, any Lease or any agreement pertaining to the Assets, where such default would impact materially and adversely upon the Assets, or any of them;

h. there are no charges, claims or actions in existence, or to the best of the Vendor's knowledge, information and belief, contemplated or threatened against or with respect to the Assets;

i. the Assets are not subject to any pre-emptive or preferential rights of purchase by any third party except as set forth in Schedule "A";

j. to the best of the Vendor's knowledge, information and belief, the Vendor has not received any written notice which remains in effect of non-payment of royalties and all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the Vendor's ownership of the Assets, or the production of Petroleum Substances or the receipt of proceeds therefrom payable by the Vendor for assessment periods prior to the Effective Date;

k. the Vendor is not a non-resident as described in Section 116 of the Income Tax Act (Canada);

l. the Vendor is not aware of, has not received and is not aware of any matter or event that it reasonably believes could give rise to:

i. any orders or directives under any applicable governmental statute, regulation or order which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; and

ii. any demand or notice issued under any applicable governmental statute, regulation or order with respect to the breach of any environmental, health or safety law applicable to the Assets, including, without limitation, any rules or regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date; except as have been specifically disclosed by the Vendor, by notice to the Purchaser prior to execution of this Agreement;

m. where the Vendor has operated the Lands, all Wells located on the Lands (or land with which the Lands have been pooled or unitized) which have been abandoned have been abandoned in material compliance with all applicable statutes and regulations regarding the abandonment of wells;

n. no part of the Lands is subject to any drilling obligations which have accrued prior to the Closing Date and which have not been temporarily or permanently waived, saving and excepting those which have been disclosed to the Purchaser prior to the Closing Date;

o. to the best of Vendor's knowledge, information and belief, there are no authorizations for expenditure pursuant to which expenditures are or may be made, nor any other financial commitments which are outstanding or due, or thereafter may become due, other than rentals, in respect of the Assets, or operations in respect thereof, other than those which have been incurred or undertaken by the Vendor in the ordinary course of business and which shall have been disclosed to the Purchaser prior to the Closing Date;

p. subject to the rents, covenants, conditions and stipulations in the Leases and any agreements pertaining to the Assets and on the lessee's or holder's part thereunder to be paid, performed and observed, the Purchaser may enter into and upon, hold and enjoy the Assets for the residue of their respective terms and all renewals or extensions thereof for the Purchaser's own use and benefit without any lawful interruption of or by the Vendor or any other person whomsoever claiming by, through or under the Vendor and the Vendor binds itself to warrant and defend all and singular the Assets against all persons whomsoever claiming or to claim the same or any part thereof or any interest therein by, through or under the Vendor;

q. the Vendor is not obligated by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons containing a "take or pay" or similar provision, or a production payment or any other arrangement, to deliver hydrocarbons produced from the Assets at some future time without then or thereafter full payment therefore at current market prices;

r. any and all operations of the Vendor, and to its knowledge, information and belief, any and all operations by third parties, on or in respect of the Assets, have been conducted in accordance with good oil and gas industry practices and in material compliance with all applicable laws, rules, regulations, orders and directives of governmental and other competent authorities; and

    except as set forth in Schedule "B", there are no production sale agreements or arrangements under which it, or any third party acting on its behalf, is obligated to sell or deliver Petroleum Substances allocable to the Petroleum and Natural Gas Rights other than contracts which are terminable on not more than thirty (30) days notice; and

10.2 The Vendor makes no representations or warranties to the Purchaser in addition to those expressly enumerated in Clause 10.1. Except and to the extent provided for in Clause 10.1, the Vendor does not warrant title to the Assets or make any representations or warranties with respect to:

a. any data or information, including any engineering, geological or other interpretations or evaluations supplied by the Vendor in connection with the Assets;

b. the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

    the value of the Assets or the future cash flow therefrom; and

    the quality, condition, fitness or merchantability of any tangible depreciable equipment or property, interests in which are comprised in the Assets.

10.3 Except for the representations and warranties in Clause 10.1 or in the event of fraud, the Purchaser forever releases and discharges the Vendor and each of its directors, officers, agents and employees from any losses, costs, damages or expenses of the Purchaser and its assigns and successors that may result from the use or reliance upon advice, information and materials pertaining to the Assets delivered or made available to the Purchaser by the Vendor or any of its directors, officers, agents or employees prior to or under this Agreement, including, without limitation, any evaluations, projections, reports and interpretive materials prepared by or for the Vendor, or otherwise in its possession.

ARTICLE 11
PURCHASER'S REPRESENTATIONS

11.1 The Purchaser hereby represents, warrants and covenants to and with the Vendor that:

a. the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and the laws of those jurisdictions in which the Assets are located;

b. the Purchaser has all requisite power and authority to enter into this Agreement and to purchase and pay for the Assets on the terms described herein and to perform its other obligations under this Agreement;

c. the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any agreement or instrument to which the Purchaser is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Purchaser or the constating document or bylaws of the Purchaser;

d. this Agreement has been duly executed and delivered by the Purchaser and all documents required hereunder to be executed and delivered by the Purchaser shall have been duly executed and delivered and this Agreement does, and such documents will, constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms;

e. the Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Vendor shall have any obligation or liability;

    the Purchaser is not a "non-Canadian person" within the meaning of the Investment Canada Act;

    the well screening ratio of the Purchaser after the transfer of the Assets will equal or exceed 1.0; and

h. to the best of the Purchaser's knowledge, information and belief, the Purchaser is not in breach of any orders or directives of any regulatory authorities having jurisdiction over the Assets, nor is the Purchaser aware of any other matter, which would result in an undue delay or an inability to register the transfer of well licenses for the Wells. If the transfers of any well licenses in respect of those of the Assets currently operated by the Vendor are not approved by the regulatory authorities having jurisdiction over the Assets within ninety (90) days of Closing, this Agreement shall, at the Vendor's option, be rescinded, and the Purchaser shall on the second business day after such date, reassign the Assets back to the Vendor free and clear of any encumbrances and reimburse the Vendor for any related net revenues received by the Purchaser prior to such reassignment, and the Vendor shall repay to the Purchaser the amount paid at Closing, without interest, together with the amount of any related third party expenditures made by the Purchaser on the Assets prior to such date.

11.2 Without detracting from the Purchaser's reliance on the Vendor's representation and warranties in Clause 10.1, the Purchaser acknowledges that as of the Closing Date, it will have made its own independent investigation, analysis, evaluation and inspection of the Vendor's interest in the Assets, including a review of the Vendor's title thereto and the state and condition thereof and will have relied on its own investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets and the Vendor's title thereto.

11.3 The Purchaser acknowledges that nothing in this Agreement shall be construed to be an assurance by the Vendor that the Purchaser will be able to serve as operator of any of the Assets, whether or not such Assets are presently operated by the Vendor. The Vendor will, however, cooperate with the Purchaser in the Purchaser's attempts to be appointed as operator of the Assets.

ARTICLE 12
NO MERGER AND SURVIVAL

12.1 The covenants, representations and warranties set forth in Articles 10 and 11 shall be deemed to apply to assignments, conveyances, transfers and documents conveying any of the Assets from the Vendor to the Purchaser and there shall not be any merger of any covenant, representation or warranty in such assignments, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

12.2 Notwithstanding anything to the contrary herein expressed or implied, it is expressly agreed and understood that the covenants, representations and warranties set forth in Articles 10 and 11 are true on the Closing Date and at the Effective Date and notwithstanding the Closing or deliveries of covenants, representations and warranties in any other agreements at Closing or prior or subsequent thereto or investigations by the parties or their counsel, the covenants, representations and warranties set forth in Articles 10 and 11 shall survive Closing for the benefit of the parties for a period of one (1) year from the Effective Date.

ARTICLE 13
INDEMNITY

13.1 Indemnity by Vendor

Subject to section 13.3 the Vendor shall:

a. be liable to the Purchaser for all losses, costs, damages and expenses whatsoever which the Purchaser may suffer, sustain, pay or incur; and

b. indemnify and save the Purchaser and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with a breach of the representation and warranties of the Vendor under this Agreement, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Purchaser or are caused by the gross negligence or willful misconduct of the Purchaser, its directors, officers, servants, agents, employees or assigns. The indemnity granted by the Vendor herein, however, is not a title warranty and does not provide an extension of any representation or warranty contained in Article 10. Notwithstanding any provision herein, the liability of the Vendor and the indemnity hereby granted by the Vendor to the Purchaser shall only apply with respect to claims made within one (1) year following the Closing Date.

13.2 Indemnity by Purchaser

The Purchaser shall:

a. be liable to the Vendor for all losses, costs, damages and expenses whatsoever which the Vendor may suffer, sustain, pay or incur; and

b. indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

as a result of the failure to make the payments to the creditors of the Vendor on account of the purchase price as provided for in section 2.2 herein, or as a direct result of any matter of thing arising out of, resulting from, attributable to or connected with the Assets and occurring subsequent to the Effective Date, except any losses, costs, damages, expenses, claims, liabilities, actions proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Vendor or are caused by the gross negligence or willful misconduct of the Vendor, its directors, officers, servants, agents, employees or assigns.

13.3 Abandonment and Reclamation

After Closing, the Purchaser shall see to the timely performance of all abandonment and reclamation obligations pertaining to the Assets which in the absence of this Agreement would be the responsibility of the Vendor. The Purchaser shall be liable to the Vendor for and shall in addition, indemnify the Vendor from and against all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by the Vendor should the Purchaser fail to timely perform such obligations.

13.4 Assets Acquired on "As Is" Basis

Notwithstanding the foregoing provisions of this Article, the Purchaser acknowledges that it is acquiring the Assets on an "as is" basis as of the Effective Date. The Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Vendor has provided the Purchaser with a reasonable opportunity to inspect the Assets and the Leases at the sole cost, risk and expense of the Purchaser (insofar as the Vendor could reasonably provide such access) and that the Purchaser is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Article 10. Provided that Closing has occurred, the Purchaser further agrees that, it shall:

a. be solely liable and responsible for any and all losses, costs, damages and expenses which the Vendor may suffer, sustain, pay or incur; and

b. indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

as a result of any matter or thing arising out of, resulting from, attributable to or connected with any environmental liabilities pertaining to the Assets, or any of them, whether accrued before or after the Closing Date. Environmental liabilities means all liabilities pertaining to the Assets in respect of the environment, whether or not caused by a breach of the applicable Regulations and whether or not resulting from operations conducted with respect to the Assets, including, without limitation, liabilities related to:

  the transportation, storage, use or disposal of toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste;

  the release, spill escape or emission of toxic or hazardous substances;

  any other pollution or contamination of the surface, substrate, soil, air, ground water, surface water or marine environments;

  damages and losses suffered by third parties as a result of the occurrences in Sub-clauses a. to c. of this Clause; and

  any obligations imposed by the Regulations to protect the environment or to rectify environmental problems.

except those arising from a matter which results from a statement made in Clause 10.1(l) being untrue and except to the extent the Vendor is actually reimbursed by insurance carried by it. Once Closing has occurred, the Purchaser shall be solely responsible for all environmental liabilities respecting the Lands, whether accrued before or after the Effective Date, the abandonment of all wells on the Lands and the reclamation of the Lands as between the Vendor and the Purchaser, and hereby releases the Vendor from any claims the Purchaser may have against the Vendor with respect to all such liabilities and responsibilities except those arising from a matter which results from a statement made in Clause 10.1(l) being untrue and except to the extent the Vendor is actually reimbursed by insurance carried by it.

13.5 The indemnities set forth in Clauses 13.1, 13.2 and 13.3 will be deemed to apply to, and will not merge in, any assignment, transfer, conveyance, novation or other document conveying the Assets to the Purchaser. Each party will have full right of substitution and subrogation in and to all covenants and warranties by others previously given or made in respect of the Assets or any part thereof.

13.6 In no event shall the total of the liabilities and indemnities of the Vendor under this Agreement, including without limitation, any claims relating to its representations and warranties, exceed the purchase price set forth in Clause 2.2, except in the event of fraud.

13.7 If a claim is made under this Article 13 involving a claim by a third party, the party with greater exposure under this Agreement in respect of the claim will have carriage of the third party litigation. It will consult with the other party, which will be entitled to retain its own counsel and participate in the litigation at its own expense.

ARTICLE 14
ADJUSTMENTS

    All benefits and obligations of any kind and nature accruing, payable, paid, received or receivable in respect of the Assets, including, without limitation, maintenance, development and operation costs and proceeds from the sale of production, shall, subject to the provisions of this Agreement, be apportioned between the Vendor and the Purchaser as of the Effective Date. The adjustments will be made on an accrual basis as of the Effective Date using generally accepted accounting principles. The following shall apply to the adjustments:

    all costs incurred in connection with work performed or goods and services provided in respect of the Assets will be deemed to have accrued as of the date the work was performed or the goods or services provided, regardless of the time those costs became payable;

    rentals, all similar payments made by the Vendor to preserve any of the Leases, and all taxes (including freehold mineral taxes but other than income taxes), levied with respect to the Assets shall be apportioned between the Vendor and the Purchaser on a per diem basis as of the Effective Date;

    Petroleum Substances which were produced but not sold, as of the Effective Date shall be credited to the Vendor;

    advances, cash calls and deposits by the Vendor for operations pertaining to the Assets will be adjusted under this Article, and will be transferred to and be for the benefit of the Purchaser;

    there will be no adjustments for royalty tax credits or other similar incentives that accrue to a Party because of financial or organizational attributes specific to it, other than gas cost allowances or similar cost allowances; and

    fees or revenues from or relating to custom processing, treating, gathering or transmission of Petroleum Substances for or on behalf of third parties shall be apportioned on the basis of the date of such processing, treatment, transmission or gathering provided that any 13th month or other adjustment of such revenue accruing at any time prior to the Effective Date shall be for the account of the Vendor.

14.2 On and after the Closing Date, the Purchaser shall be liable for and shall perform as they become due, all obligations in respect of the Assets including, without limitation, the payment of all royalties under the Leases and the performance of all obligations under the Leases, operating or similar agreements and any statute, order, writ, injunction or decree of any governmental agency relating to the Assets.

14.3 An interim accounting and adjustment shall be conducted for Closing, based on the Vendor's good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article and the Vendor shall prepare and forward to the Purchaser a draft interim accounting and adjustment five (5) business days before the Closing Date for review by the Purchaser and a final accounting and adjustment shall be conducted within six (6) months following the Closing Date ("Adjustment Period"). Subject to Clause 14.5, the parties shall not be obligated to make any adjustments after the Adjustment Period unless such adjustment has been specifically requested, by notice, within the Adjustment Period. All adjustments shall be settled by payment by the party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.

14.4 All accounting and adjustments not settled or not readily ascertainable at the Closing Date shall be settled between the parties on an item-by-item basis as soon after the Closing Date as reasonably practicable. The adjustment and settlement of accounts will be considered concluded at the time the Vendor completes a statement of adjustments that expressly states it is a final statement of all adjustments, which shall be no later than six (6) months after the Closing Date.

14.5 A further accounting on the basis indicated in this Article shall be required after the Adjustment Period only if:

a. notice requesting such accounting, including reasonable particulars thereof, has been given by one party to the other on or before the expiry of thirty (30) days after receipt of joint venture or Crown audit reports, provided that:

(i)    the need for such accounting arises from errors established by joint venture audits initiated and completed by the persons within twenty-six (26) months after the Closing Date; or

(ii)    the need for such accounting arises from errors established by and audit initiated and conducted by the Crown within forty-eight (48) months after the Closing Date; or

    the accounting relates to an annual plant equalization or annual plant processing fee adjustment either or both of which have retroactive effect (the "Retroactive Adjustment"), to a time prior to the Effective Date on the basis that the benefits and burdens of the Retroactive Adjustment applying prior to the Effective Date are for the benefit or burden of the Vendor. Notwithstanding the foregoing, no accounting shall be made pursuant to this Clause 14.5(b) if the Retroactive Adjustment was determined to be required more than fifteen (15) months after the Closing Date.

14.6 Each Party shall have the right, exercisable within twelve (12) months after the Closing Date, to examine, copy and audit the records of the other Party relative to the Assets and the adjustments pursuant to this Article 14.

14.7 If the Parties hereto are unable to agree as to any of the matters set out in this Article 14, the determination of such matters shall be referred to arbitration in accordance with Article 16.

ARTICLE 15
VENDOR'S ACCESS TO RECORDS

    After the Closing Date, the Purchaser hereby agrees to allow the Vendor, its employees, agents, legal counsel, accountants and other representatives, to have access to the premises of the Purchaser during normal business hours of the Purchaser in order to inspect and take copies of such information delivered by the Vendor to the Purchaser in accordance with this Agreement, if reasonably required by the Vendor, in connection with any joint venture or Crown audit, any potential or threatened legal or administrative proceeding by or against the Vendor in relation to the Assets, or to enable the Vendor to comply with a law or the requirement of any governmental authority. Nothing herein shall prevent the Vendor from making and retaining copies of any such documents at any time. The Vendor shall keep all such information and documents confidential.

    If required by regulatory authorities, the vendor will provide financial information (specifically but not limited to net operating income statements) for the last three years and if required, the vendor will allow the purchaser's accountants to conduct an audit on the information at the purchaser's sole cost.

ARTICLE 16
ARBITRATION

16.1 Reference to Arbitration

    Insofar as the parties are unable to agree on any matter which expressly may be referred to arbitration hereunder, either party may serve the other party written notices that it wishes such matter referred to arbitration.

    The parties shall meet within seven (7) days of the receipt of a notice issued pursuant to subclause 16.1(a) to attempt to agree on a single arbitrator qualified by experience, education and training, to determine such matter. If the parties are unable to agree on the selection of the arbitrator, the party which issued such notice shall forthwith make application to a judge of the Court of Queen's Bench of the Province of Alberta pursuant to the Arbitration Act of the Province of Alberta (R.S.A. 2000, c. A-43, as amended from time to time, herein referred to as the "Arbitration Act") for the appointment of a single arbitrator and failing such action on the part of the party which issued such notice, the other party may make such application.

16.2 Proceedings

a. The arbitrator selected pursuant to Clause 16.1 shall proceed as soon as is practicable to hear and determine the matter in dispute and shall be directed to provide a written decision respecting such matter within forty-five (45) days of appointment. The parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter.

b. Except to the extent modified in this Article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act.

c. The liability between the Parties for the payment of the compensation and expenses of the arbitrator shall be determined by the arbitrator.

ARTICLE 17
FURTHER ASSURANCES

17.1 At Closing and thereafter as may be necessary or desirable, and without further consideration, the parties hereto shall execute, acknowledge and deliver such other instruments and shall take such other action as may be reasonably necessary to carry out their respective obligations under this Agreement.

ARTICLE 18
MISCELLANEOUS

18.1 This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party hereto accepts the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

18.2 Time shall be of the essence in this Agreement.

18.3 The address for notices of each of the parties hereto shall be as follows:

Vendor: PARK PLACE ENERGY INC. Suite 1220 - 666 Burrard St Vancouver, BC V6C 2X8 Attention: Land Manager Fax:	Purchaser: NOVUS ENERGY INC. 310, 333 - 5th Ave SW Calgary, Alberta T2P 3B6 Attention: Land Manager Fax: (403) 263-4368

Each party may from time to time change its address for service herein by giving written notice to the other party. Any notice, required or contemplated hereunder, may be served by personal service upon a party or by facsimile transmission or mailing the same, except during a period of actual or anticipated postal disruptions, by prepaid registered post in a properly addressed envelope addressed to the party at its address for service hereunder, as the same may be amended from time to time in accordance herewith. Any notice given by personal service upon a party hereto shall be deemed to be given on the date of such service. Any notice given by mail shall be deemed to be given to and received by the addressee on the fifth day (except Saturdays, Sundays and statutory holidays) after the mailing thereof. Any notice given by facsimile transmission shall be deemed to be given to and received by the addressee on the next day (except Saturdays, Sundays and statutory holidays) after the sending thereof with appropriate answer back acknowledged.

18.4 This Agreement shall supersede and replace any and all prior agreements between the parties hereto relating to the sale and purchase of the Assets and may be amended only by written instrument signed by all parties hereto.

18.5 This Agreement states the entire agreement between the parties hereto.

18.6 No supplement, modification, waiver or termination of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar) nor will a waiver constitute a continuing waiver unless otherwise expressly provided.

18.7 This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors, receivers, receiver-managers, trustees and permitted assigns.

    Except as may be required by law, neither party will make any press release or other public disclosure of this Agreement or the transactions contemplated herein without the prior consent of the other, not to be unreasonably withheld. The parties will consult with each other on public disclosure with a view to joint disclosure where practicable or where required by law.

18.9 Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate or vice versa, as the context requires.

18.10 The provisions contained in all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict between the provisions contained in any documents or agreements collateral hereto and the provisions of this Agreement, the provisions of this Agreement shall prevail unless otherwise expressly provided herein.

18.11 Purchaser acknowledges that the Vendor is a signatory and party to the Industry Agreement Regarding Limitations dated January 1, 2001 among Oil and Gas Industry Participants (the "Industry Agreement") and that certain of the agreements comprising the Assets or relating to the Assets may have been amended in accordance with the terms of the Industry Agreement. The parties hereto agree that this agreement is amended by the Industry Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

PARK PLACE ENERGY INC. NOVUS ENERGY INC.

Per: /s/ David Johnson Per: /s/ Hugh G. Ross

Per: David Johnson, President & CEO Per: Hugh G. Ross, President & CEO

SCHEDULE "A" attached to and forming part of a Purchase and Sale Agreement dated September 16, 2009 between PARK PLACE ENERGY INC. as Vendor and NOVUS ENERGY INC. as Purchaser.

SEE ATTACHED PETROLEUM AND NATURAL GAS LEASE LISTING AND WELL LIST

SCHEDULE "B" attached to and forming part of a Purchase and Sale Agreement dated September 16, 2009 between PARK PLACE ENERGY INC. as Vendor and NOVUS ENERGY INC. as Purchaser.

Contracts for the Sale of Petroleum Substances:

  GAS EDI Contract dated March 1, 2008 between BP Canada Energy Resources Company and Park Place Energy (Canada) Inc. (Natural Gas)

  Lease Purchase Contract dated February 2, 2009 between BP Canada Energy Company Ltd. and Park Place Energy Corp. (Crude Oil)

  Purchase Contract # 81016194 dated October 23, 2008 between BP Canada Energy Resources Company and Park Place Energy (Canada) Inc. (Propane)

  Purchase Contract # 81016195 dated October 23, 2008 between BP Canada Energy Resources Company and Park Place Energy (Canada) Inc. (Butane)

Contracts for the Transportation of Petroleum Substances:

  Gas Gathering and Compression Agreement dated January 1, 2008 between Terra Energy Ltd., Regal Energy Ltd. and Park Place Energy Inc.

Facilities:
Facility Agreement:	Vendor's Interest:
Construction, Ownership and Operating Agreement Dated January 1, 2008 between Terra Energy Ltd., Regal Energy Ltd. and Park Place Energy Inc.	10%

SCHEDULE "C" attached to and forming part of a Purchase and Sale Agreement dated September 16, 2009 between PARK PLACE ENERGY INC. as Vendor and NOVUS ENERGY INC. as Purchaser.

Listing of Creditors and amounts owing by Park Place Energy Inc.
Creditor	Payable Amount	Payable Description
Terra Energy Ltd.	$318,856.53	As per Terra statement attached
Terra Energy Ltd.	$ 45,000.00	Estimated Terra Unbilled Transportation billing amounts March 1, 2009 to August 31, 2009
Novus Energy Ltd.	$ 25,000.00	Eight Mile Option Well Seismic purchase cash call
B.C. Government	$68,438.61	Estimated outstanding BC Crown royalties to August 31, 2009